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EXHIBIT 3.2

                                POWER OF ATTORNEY

         The undersigned, Nani S. Warren, has made, constituted and appointed, and by these presents does make, constitute and appoint, Robert J. Preston her true and lawful attorney-in-fact and agent, for her and in her name, place and stead to execute, acknowledge, deliver and file any and all filings required by Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, but not limited to, Schedules 13D, hereby ratifying and confirming all that said attorney-in-fact and agent may do or cause to be done by virtue hereof.

         The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than the attorney-in-fact named herein.

         EXECUTED this 6th day of July, 2000 by Nani S. Warren.


                                       _______________________________________
                                       Nani S. Warren



STATE OF OREGON
COUNTY OF MULTNOMAH

On this 6 day of July, 2000 before me, James Goos, the undersigned Notary Public, personally appeared Nani S. Warren.

Proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument, and acknowledged that she executed it.

     WITNESS my hand and official seal.

                                       /s/ James Goos
                                       ________________________________________